NEWS:
For Immediate Release
June 5, 2000 at 3:00 p.m. ET


                                                 For More Information Contact:
                                                              Carroll E. Amos,
                                                          President and C.E.O.
                                                         Greater Atlantic Bank
                                                                (703) 390-0340

               GREATER ATLANTIC FINANCIAL CORP. AGREES TO ACQUIRE
                           DOMINION SAVINGS BANK, FSB

(RESTON, VIRGINIA, JUNE 5, 2000) - Greater Atlantic Financial Corp. (NASDAQ:
GAFC), the holding company for Greater Atlantic Bank, Reston, Virginia, and Dominion Savings Bank, Front Royal, Virginia, today announced that they have entered into a definitive agreement for the acquisition of Dominion Savings Bank by Greater Atlantic Financial Corp. Under the terms of the Agreement, Greater Atlantic Financial Corp. will pay the shareholders of Dominion Savings Bank cash in an amount to be determined shortly prior to closing which the parties currently estimate, based on certain assumptions, will be approximately $1.1 million or $3.13 per share for the 351,213 shares of Dominion Savings Bank Common Stock outstanding. The acquisition, which is expected to be completed by September 30, 2000, will result in the merger of Dominion Savings into Greater Atlantic, and is subject to approval by the shareholders of Dominion Savings Bank and regulatory authorities.

Upon completion of the acquisition, Dominion Savings Bank's three offices - located in the Shenandoah Valley communities of Front Royal, Winchester and New Market - will become part of the Greater Atlantic Bank branch network.

Greater Atlantic Financial Corp. Chairman William Calomiris said, "It is extremely gratifying to me that the Board of Directors at both institutions have agreed to this combined effort. Our customers and the communities we serve will be the beneficiaries of the combined talents of both organizations and the Board of Directors of Greater Atlantic Financial Corp. is very pleased to be able to provide our shareholders with such an attractive opportunity to enhance the return on their investment."

Greater Atlantic Bank President and Chief Executive Officer Carroll E. Amos, who will continue as President and Managing Officer of the merged banks, stated, "We are truly excited by this opportunity to enhance our franchise value by establishing a three-branch presence in the Shenandoah Valley. This is truly a win-win situation for both institutions, for our customers, and for our shareholders. The alliance of these two organizations will create new opportunities for the existing customers of Dominion Savings Bank, and enable them to become part of a successful, growing community oriented financial institution."

Commenting on the acquisition, Dominion Savings Chairman & CEO David W. Campbell said, "the opportunity to join another community-oriented institution like Greater Atlantic means that our customers and communities will be very well served. Going forward, the opportunities for product enhancements and expanded loan capacity will clearly benefit the customers of each institution."

Greater Atlantic Financial Corp. conducts its business operations through its wholly-owned subsidiary, Greater Atlantic Bank and the Bank's independent wholly-owned subsidiary, Greater Atlantic Mortgage Corporation. When the acquisition is completed, Greater Atlantic Bank will be operating an eight-branch network, including the three Dominion Savings Bank offices. Greater Atlantic Bank currently offers traditional banking services to customers through five branches located in Washington, D.C., Rockville and Pasadena, Maryland, and Arlington and Sterling, Virginia.





                                       2